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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

         CONTACT:

         Jonathan Morgan
         CEO, First Virtual Communications, Inc.
         (650) 801-6500

         Peter S. Kaufman
         Principal, Gordian Group, LLC
         (212) 486-3600



               FIRST VIRTUAL COMMUNICATIONS, INC. FILES CHAPTER 11
                     TO IMPLEMENT RESTRUCTURING TRANSACTION


REDWOOD CITY, CALIFORNIA, JANUARY 24, 2005 - First Virtual Communications, Inc. announced that on January 20, 2005, it, along with its wholly-owned subsidiary, CUseeMe Networks, Inc., filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. The Company expects to utilize the bankruptcy process to maximize value and to implement a restructuring transaction that may or may not include a sale of certain assets.

"We have received widespread interest from a variety of sources for the rights to invest in or acquire assets of the Company, including its flagship product, Click to Meet(TM)," Jonathan Morgan, Chief Executive Officer of the Company, reported. "Our solution is the only one of its kind that provides a complete framework for delivering a new generation of standards-based video- and audio-enabled web collaboration applications that address the real-time communications needs of companies worldwide."

The Company filed its petitions early Thursday morning in the United States Bankruptcy Court for the Northern District of California, San Francisco Division, before the Honorable Thomas E. Carlson, United States Bankruptcy Judge. The Company has filed a series of motions with the Bankruptcy Court requesting, among other things, permission to honor certain employee obligations and benefits, approval of the Company's agreement with its bank lender regarding continued access to working capital, approval of procedures to ensure uninterrupted utility services to the Company as well as joint administration of the Cases for procedural purposes only. The Bankruptcy Court has set a hearing to consider these matters and other business coming before it for January 26, 2005 at 9:30 a.m.

In addition, the Company intends to request that the Bankruptcy Court establish procedures for other interested parties to submit proposals in connection with its restructuring efforts. In that regard, the Company has executed a preliminary letter of


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intent with Radvision Ltd. providing for the sale of substantially all of the
Company's assets to Radvision Ltd. or a designated affiliate or subsidiary for $5 million, subject to due diligence and Bankruptcy Court approval, among other conditions. At this time, the Company cannot predict what values will be ascribed in the Cases to claims against or interests in the Company as there are a variety of factors that may impact such value, including, but not limited to, the terms of restructuring proposals that the Company receives and the terms of any reorganization plan that may ultimately be confirmed. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in any of its liabilities and/or securities.

The Company is a world leader in providing easy-to-use, scalable, integrated real-time rich media communications solutions to enterprises, service providers and portals. Among other things, FVC's software products enable interactive voice, video and data collaboration over IP-based networks. Through its products, FVC thus provides cost-effective, integrated end-to-end solutions for large-scale deployments to enterprise desktops.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION AND OTHER MATTERS


Statements made in this release which address activities, events or developments that we expect or anticipate may occur in the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current views with respect to current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to access working capital, including, but not limited to, the use of cash collateral or debtor in possession financing; the Company's ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more transactions for the sale of the Company's assets or other change of control transactions under a plan or plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining the Bankruptcy Court's approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain and maintain normal terms and relationships with vendors, service providers and employees; the Company's ability to maintain contracts that are critical to its operations; any adverse impact on us from the special investigation and restatement of previously announced financial results; any adverse impact arising from the delay in filing required periodic reports; the Company's potential inability to maintain business relationships with the Company's integrators, distributors and suppliers; and other risk factors set forth in the Company Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company's other public filings with the SEC, or in other filings made, from time to time, by the Company with the Securities and Exchange Commission. The forward-looking statements speak only as of the date when made and the Company does not undertake to update such statements.

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